Exhibit 17.1

Subsidiary Guarantors and Issuers of Guaranteed Securities

Each of the following securities issued by Unilever Capital Corporation (UCC), a wholly owned subsidiary of Unilever PLC (PLC), is unconditionally and fully guaranteed, jointly and severally, by PLC and Unilever United States, Inc. (UNUS), a wholly owned subsidiary of PLC:

$400M 2.75% Notes due 2021;

$500M 3.0% Notes due 2022;

$850M 2.2% Notes due 2022;

$500M 0.375% Notes due 2023;

$550M 3.125% Notes due 2023;

$500M 3.25% Notes due 2024;

$1000M 2.6% Notes due 2024;

$500M 3.1% Notes due 2025;

$350M 3.375% Notes due 2025;

$700M 2.0% Notes due 2026;

$1000M 2.9% Notes due 2027;

$1300M 3.5% Notes due 2028;

$850M 2.125% Notes due 2029;

$500M 1.375% Notes due 2030;

$1000M 5.9% Notes due 2032.